Exhibit 99.1

RESMED INC ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2009

SAN DIEGO, California, February 4, 2010 - ResMed Inc. (NYSE: RMD) today announced record revenue and income results for the quarter ended December 31, 2009. Revenue for the December 2009 quarter was $275.1 million, a 23% increase (a 17% increase on a constant currency basis) over the quarter ended December 31, 2008. For the quarter ended December 31, 2009, income from operations was $57.9 million and net income was $46.0 million, an increase of 34% and 36%, respectively, compared to the quarter ended December 31, 2008. Diluted earnings per share for the quarter ended December 31, 2009 were $0.60, an increase of 36% compared to the quarter ended December 31, 2008.

SG&A costs were $84.1 million for the quarter ended December 31, 2009, an increase of $14.0 million or 20% (a 10% increase on a constant currency basis) over the quarter ended December 31, 2008. SG&A expenses were negatively impacted by the depreciation of the U.S. dollar against international currencies. The increase in SG&A was primarily due to expenses necessary to support sales growth. SG&A costs were 31% of revenue in the quarter ended December 31, 2009, consistent with 31% in the quarter ended December 31, 2008.

R&D expenses were $19.1 million for the quarter ended December 31, 2009, or approximately 7% of revenue. R&D expenses increased by 28% (a 1% increase on a constant currency basis) compared to the quarter ended December 31, 2008. R&D expenses were negatively impacted by the depreciation of the U.S. dollar against international currencies, particularly the Australian dollar.

Amortization of acquired intangibles was $2.1 million ($1.4 million, net of tax) for the quarter ended December 31, 2009. Stock-based compensation costs incurred during the quarter ended December 31, 2009 of $7.3 million ($5.2 million, net of tax) consisted of expenses associated with stock options and restricted stock units granted to employees and our employee stock purchase plan.

During the quarter ended December 31, 2009, the company donated $1.0 million ($0.6 million, net of tax) to the ResMed Foundation. The Foundation’s primary mission is to promote research, as well as public and physician awareness of the importance of sleep and respiratory health throughout the world.

For the six months ended December 31, 2009, revenue was $522.1 million, an increase of 18% over the six months ended December 31, 2008. For the six months ended December 31, 2009, income from operations and net income were $110.6 million and $88.1 million, an increase of 38% and 42%, respectively, compared to the six months ended December 31, 2008. Diluted earnings per share for the six months ended December 31, 2009 were $1.15 per diluted share, an increase of 44% compared to the six months ended December 31, 2008.

Inventory, at $182.9 million, increased by $25.4 million compared to June 30, 2009. Accounts receivable days sales outstanding, at 70 days, decreased by 4 days compared to June 30, 2009.

Kieran T. Gallahue, President and Chief Executive Officer, commented, “In the second quarter of fiscal 2010, we continued to show strong growth year over year. Our favorable mix of product sales and market share gains led to a 20% increase in the Americas over the prior year’s quarter, resulting in $148.0 million in revenue. Sales outside the Americas increased by 27% to $127.1 million over the prior year’s quarter, or a 14% increase on a constant currency basis. Cash flow from operations for the December quarter was $11.6 million. Operating cash flow was impacted by income tax payments totaling $61.7 million paid during the December quarter. Our robust revenue growth, recent product launches and exciting product pipeline continue to position us well for the future.

“As previously indicated, we are steadily introducing new products in what continues to be an exciting year for launching innovative treatment solutions for sleep-disordered breathing. This summer, we launched the ApneaLink™ Plus, our type 3 device for home sleep testing. More recently, we launched the Swift™ FX mask in Europe and the Mirage™ SoftGel mask in the Americas. These two new masks are receiving outstanding feedback from customers and patients as we continue their introduction ramp. In addition, we are proud to announce the release of our newest generation of flow generators – the ResMed S9 series. As is customary for ResMed, this initial introduction will be for the S9 AutoSet and S9 Elite products, expanding to other flow generators over time. We expect the launch will begin in both Europe and the Americas during the third quarter of this fiscal year. The S9 should deliver innovative and meaningful new features to the ResMed product family while providing an exciting new look and feel.

“We are also continuing to drive market expansion. We are taking steps to increase awareness of the health dangers of sleep-disordered breathing by sponsoring educational programs targeted at the primary care physician community. These efforts, driven both in concert with another industry participant and on our own, should further enlighten both doctors and patients about the relationship between sleep-disordered breathing/obstructive sleep apnea and co-morbidities such as cardiac disease, diabetes, hypertension and obesity. They should also support our efforts to inform the community of the dangers of sleep apnea with regard to occupational health and safety, especially in the transport industry.”

About ResMed

ResMed is a leading developer, manufacturer and contributor of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing (800) 659-2037 (domestic) or +1 (617) 614-2713 (international) and entering conference I.D. No. 11557939. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 60219495.

Further information can be obtained by contacting Connie Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Net revenue	$275,134	$222,980	$522,126	$440,911
Cost of sales	110,929	91,955	207,743	182,759

Gross profit	164,205	131,025	314,383	258,152

Operating expenses:
Selling, general and administrative	84,094	70,086	160,850	141,424
Research and development	19,059	14,915	36,973	32,208
Amortization of acquired intangible assets	2,130	1,694	3,975	3,627
Donation to Foundation	1,000	1,000	2,000	1,000

Total operating expenses	106,283	87,695	203,798	178,259

Income from operations	57,922	43,330	110,585	79,893

Other income (expenses), net:
Interest income (expense), net	3,166	2,666	5,290	5,898
Other, net	2,009	985	5,127	(83)

Total other income (expenses), net	5,175	3,651	10,417	5,815

Income before income taxes	63,097	46,981	121,002	85,708
Income taxes	17,114	13,128	32,917	23,829

Net income	$45,983	$33,853	$88,085	$61,879

Basic earnings per share	$0.61	$0.45	$1.17	$0.82
Diluted earnings per share	$0.60	$0.44	$1.15	$0.80

Basic shares outstanding	75,123	75,742	75,272	75,678
Diluted shares outstanding	77,034	77,358	76,874	77,269

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RESMED INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$451,431	$415,650
Accounts receivable, net	208,947	212,096
Inventories	182,870	157,431
Deferred income taxes	45,110	44,368
Income taxes receivable	6,762	2,067
Prepaid expenses and other current assets	32,513	21,672

Total current assets	927,633	853,284

Property, plant and equipment, net	403,208	377,613
Goodwill	225,094	213,169
Other intangibles	39,486	35,023
Deferred Income taxes	20,166	19,364
Other assets	5,663	9,515

Total non-current assets	693,617	654,684

Total assets	$1,621,250	$1,507,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,617	$48,293
Accrued expenses	81,548	67,018
Deferred revenue	31,954	28,881
Income taxes payable	27,005	56,972
Deferred Income taxes	2,970	391
Current portion of long-term debt	50,525	67,545

Total current liabilities	240,619	269,100

Non Current Liabilities:
Deferred income taxes	10,363	11,137
Deferred revenue	14,496	15,238
Income taxes payable	3,654	3,110
Long-term debt	94,599	94,191

Total non-current liabilities	123,112	123,676

Total liabilities	363,731	392,776

Stockholders’ Equity:
Common Stock	301	301
Additional paid-in capital	580,099	522,982
Retained earnings	782,876	694,791
Treasury stock	(274,488)	(208,659)
Accumulated other comprehensive income	168,731	105,777

Total stockholders’ equity	1,257,519	1,115,192

Total liabilities and stockholders’ equity	$1,621,250	$1,507,968

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